Exhibit 10.1
First Amendment to the Amended and Restated Employment Agreement
WHEREAS, Hasbro, Inc. (the “Company”) and Christian (Chris) Page Cocks (the “Executive”) have agreed to amend certain terms of the Amended and Restated Employment Agreement between the Company and the Executive dated May 22, 2024 (the “Employment Agreement”);
    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement (hereafter referred to as the “First Amendment to the Employment Agreement”), effective as of September 25, 2025 (the “Effective Date”):
1.Section 3.1 of the Employment Agreement is amended by deleting the second sentence of such Section and replacing such sentence in its entirety with the following sentence:

“The Executive will be required to undertake reasonable travel in connection with his duties, with any related business air travel to be in the highest class available on the applicable aircraft, subject to reimbursement in accordance with Section 4.5.”

2.Section 11.4 of the Employment Agreement is amended by deleting the last clause of the definition of Good Reason and replacing it in its entirety with the following:

“(f) any relocation of the Executive’s place of employment by more than fifty (50) miles, where the Executive does not consent to such relocation.”
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Employment Agreement effective as of the Effective Date.

HASBRO, INC.

By:    /s/ Richard Stoddart
Name: Richard Stoddart
Title: Chair of the Board of Directors

EXECUTIVE
By:    /s/ Christian (Chris) Page Cocks
Name: Christian (Chris) Page Cocks
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